Exhibit 99.1
For Immediate Release
November 5, 2008
GIBRALTAR REPORTS THIRD-QUARTER EARNINGS OF $0.64 PER SHARE
•	Sales Up 10% In Spite of Continued Slowdown in the Residential Building and Automotive Markets
          BUFFALO, NEW YORK (November 5, 2008) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, today reported results for the quarter and nine months ended September 30, 2008.
          Sales from continuing operations in the third quarter of 2008 were $377 million, an increase of ten percent compared to $343 million in the third quarter of 2007. Income from continuing operations increased by 69 percent to $19.3 million in the third quarter of 2008, or $0.64 per diluted share, compared to $11.4 million, or $0.38 per diluted share, in the third quarter of 2007.
          In the first nine months of 2008, sales from continuing operations were $1.082 billion, up eight percent from $1.003 billion in the first nine months of 2007. Income from continuing operations in the first nine months of 2008 increased by 48 percent to $46.7 million, or $1.55 per diluted share, from $31.4 million, or $1.04 per diluted share, in the first nine months of 2007.
          Gibraltar’s acquisition activity in 2007 allowed it to increase sales despite significantly weaker market conditions in 2008 compared to a year earlier, as acquisitions added sales of $14 million in the third quarter and $73 million in the first nine months of 2008. The Company also benefited from the continued strength of its businesses that sell to the commercial building, industrial, architectural, and international markets.
          Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer, stated, “We continued to lower our cost structure and de-lever our balance sheet. Our continued efforts to reshape and reposition Gibraltar contributed to our improved sales, margins and EPS growth in the third quarter and first nine months of the year.”
          Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer, added, “During the quarter, we benefited from our many efforts to increase our operating efficiency, including 22 facility consolidations since January 2007, providing optimal results at the lower current volumes and positioning the business for improved performance as the end markets we serve return to normal levels. On October 3, 2008, we entered into a definitive agreement to sell our powder metals business, SCM Metal Products (SCM), which has been reported in our Processed Metals Products segment. We closed on the sale on November 5, 2008. We expect to continue focusing our resources and capital on those areas that we expect to provide the best long-term strategic fit.”
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Gibraltar Reports Third-Quarter Earnings of $0.64 Per Share
Page Two
          Looking ahead, Mr. Kornbrekke said that the Company expects a more significant seasonal slowdown in sales volume during the fourth quarter primarily driven by the overall volatility of the U.S. economy. He expects 2008 earnings per share from continuing operations to be in the range of $1.61 to $1.68 per diluted share if the sale of SCM had not occurred, compared to previous guidance of $1.50 to $1.65, and $1.03 in 2007, barring a significant change in current business conditions. However, we closed the SCM transaction on November 5; therefore, the results of SCM will be reclassified to discontinued operations for all periods presented. As a result, we expect 2008 earnings per share from continuing operations in the range of $1.47 to $1.54 per diluted share, compared to $0.89 per diluted share for 2007. The reduction of 2008 and 2007 earnings per share from continuing operations includes the reclassification to discontinued operations of SCM’s profits plus a portion of interest expense related to SCM’s net assets.
          Gibraltar has scheduled a conference call on November 6, at 9:00 a.m. ET to review its third-quarter results and discuss its outlook for the balance of 2008. Details of the call can be found on Gibraltar’s Web site, at http://www.gibraltar1.com. If you are not able to participate in the call, you can listen to a replay on the Gibraltar web site. The presentation slides that will be discussed during the call are expected to be available on Wednesday, November 5, by 6:00 p.m. ET. The slides may be downloaded from the Conference Calls page of the Investor Info section of the Gibraltar website: http://www.gibraltar1.com/investors/index.cfm?page=48.
          Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The Company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,500 employees and operates 65 facilities in 25 states, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
          Information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as regulatory changes. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

CONTACT: Kenneth P. Houseknecht, Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$27,537	$35,287
Accounts receivable, net of reserve of $3,940 and $3,482 in 2008 and 2007, respectively	205,573	167,595
Inventories	244,454	212,909
Other current assets	18,194	20,362
Assets of discontinued operations	1,511	4,592

Total current assets	497,269	440,745

Property, plant and equipment, net	259,746	273,283
Goodwill	455,204	453,228
Acquired intangibles	95,931	96,871
Investment in partnership	2,856	2,644
Other assets	14,666	14,637

	$1,325,672	$1,281,408

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$132,145	$89,551
Accrued expenses	64,108	41,062
Current maturities of long-term debt	2,728	2,955
Liabilities of discontinued operations	—	657

Total current liabilities	198,981	134,225

Long-term debt	426,069	485,654
Deferred income taxes	78,471	78,071
Other non-current liabilities	17,421	15,698
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized: 10,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized 50,000,000 shares; issued 30,031,124 and 29,949,229 shares in 2008 and 2007	300	300
Additional paid-in capital	223,093	219,087
Retained earnings	379,485	337,929
Accumulated other comprehensive income	2,294	10,837

	605,172	568,153

Less: cost of 64,777 and 61,467 common shares held in treasury in 2008 and 2007	442	393

Total shareholders’ equity	604,730	567,760

	$1,325,672	$1,281,408

GIBRALTAR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$377,121	$342,570	$1,081,877	$1,003,116
Cost of sales	298,210	278,796	864,625	821,539

Gross profit	78,911	63,774	217,252	181,577
Selling, general and administrative expense	43,405	38,409	124,669	110,029

Income from operations	35,506	25,365	92,583	71,548
Other (income) expense:
Equity in partnership’s income and other income	(612)	(356)	(973)	(1,023)
Interest expense	6,629	8,372	21,351	23,063

Total other expense	6,017	8,016	20,378	22,040

Income before taxes	29,489	17,349	72,205	49,508
Provision for income taxes	10,222	5,982	25,549	18,072

Income from continuing operations	19,267	11,367	46,656	31,436
Discontinued operations:
Loss from discontinued operations before taxes	(55)	(18,590)	(968)	(21,733)
Income tax benefit	(22)	(3,679)	(359)	(4,847)

Loss from discontinued operations	(33)	(14,911)	(609)	(16,886)

Net income (loss)	$19,234	$(3,544)	$46,047	$14,550

Net income per share — Basic:
Income from continuing operations	$.64	$.38	$1.56	$1.05
Loss from discontinued operations	—	(.50)	(.02)	(.56)

Net income (loss)	$.64	$(.12)	$1.54	$.49

Weighted average shares outstanding — Basic	29,999	29,873	29,971	29,847

Net income per share — Diluted:
Income from continuing operations	$.64	$.38	$1.55	$1.04
Loss from discontinued operations	—	(.50)	(.02)	(.56)

Net income (loss)	$.64	$(.12)	$1.53	$.48

Weighted average shares outstanding — Diluted	30,266	30,147	30,171	30,103

GIBRALTAR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities
Net income	$46,047	$14,550
Loss from discontinued operations	(609)	(16,886)

Income from continuing operations	46,656	31,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,430	23,789
Provision for deferred income taxes	(610)	797
Equity in partnership’s income and other income	(596)	(778)
Distributions from partnerships	609	603
Stock compensation expense	3,544	2,043
Noncash charges related to property, plant and equipment and other	4,294	551
Increase (decrease) in cash resulting from changes in (net of acquisitions and dispositions):
Accounts receivable	(39,529)	(22,360)
Inventories	(32,682)	27,701
Other current assets and other assets	1,363	1,463
Accounts payable	41,057	13,628
Accrued expenses and other non-current liabilities	23,764	(2,977)

Net cash provided by continuing operations	75,300	75,896
Net cash provided by discontinued operations	1,653	15,955

Net cash provided by operating activities	76,953	91,851

Cash flows from investing activities
Acquisitions, net of cash acquired	(8,604)	(203,980)
Purchases of property, plant and equipment	(14,107)	(12,826)
Net proceeds from sale of property and equipment	2,096	2,734
Net proceeds from sale of business	—	1,680

Net cash used in investing activities from continuing operations	(20,615)	(212,392)
Net cash provided by (used in) investing activities for discontinued operations	161	(69)

Net cash used in investing activities	(20,454)	(212,461)

Cash flows from financing activities
Long-term debt reduction	(113,506)	(2,128)
Proceeds from long-term debt	53,439	147,768
Payment of deferred financing costs	(104)	(1,440)
Payment of dividends	(4,491)	(4,476)
Purchase of treasury stock	(49)	—
Net proceeds from issuance of common stock	200	136
Tax benefit from equity compensation	262	—

Net cash (used in) provided by financing activities	(64,249)	139,860

Net (decrease) increase in cash and cash equivalents	(7,750)	19,250

Cash and cash equivalents at beginning of year	35,287	13,475

Cash and cash equivalents at end of period	$27,537	$32,725

GIBRALTAR INDUSTRIES, INC.
Segment Information
(unaudited)
(in thousands)

	Three Months Ended September 30,
			Increase (Decrease)
	2008	2007	$	%

Net Sales
Building Products	$277,494	$247,175	$30,319	12.3%
Processed Metal Products	99,627	95,395	4,232	4.4%

Total Sales	377,121	342,570	34,551	10.1%

Income from Operations
Building Products	$33,500	$28,497	$5,003	17.6%
Processed Metal Products	12,165	5,540	6,625	119.6%
Corporate	(10,159)	(8,672)	(1,487)	17.1%

Total Income from Operations	$35,506	$25,365	$10,141	40.0%

Operating Margin
Building Products	12.1%	11.5%
Processed Metal Products	12.2%	5.8%

	Nine Months Ended September 30,
			Increase (Decrease)
	2008	2007	$	%

Net Sales
Building Products	$787,8775	$710,522	$77,353	10.9%
Processed Metal Products	294,002	292,594	1,408	0.5%

Total Sales	1,081,877	1,003,116	78,761	7.9%

Income from Operations
Building Products	$93,938	$78,382	$15,556	19.8%
Processed Metal Products	24,826	16,089	8,737	54.3%
Corporate	(26,181)	(22,923)	(3,258)	14.2%

Total Income from Operations	$92,583	$71,548	$21,035	29.4%

Operating Margin
Building Products	11.9%	11.0%
Processed Metal Products	8.4%	5.5%